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                                                                     EXHIBIT G-6

                        [BAKER BOTTS L.L.P. LETTERHEAD]

                                November 15, 2001


                                   MEMORANDUM

TO:               Catherine A. Fisher

FROM:             James R. Doty and Joanne C. Rutkowski

RE:               Projections

Introduction

                  We have provided the Staff with three years of projected revenues from the Regco utility business. These projections are supported by a detailed set of assumptions. The Applicants' 5 year planning process is rigorous and supportable. REI's plans and budgets have been relied upon historically by regulators for setting rates in many jurisdictions, including Texas, Oklahoma, Arkansas and Louisiana. Forecasts and budgets for the traditional regulated distribution companies are generally more reliable than those for unregulated businesses, due to the known facts such as unit rates and historical system usage patterns and growth rates. While significant deviations may sometimes occur as a result of extreme weather, these are generally infrequent.

                  REI and GasCo have operated these businesses for over 100 years and thus have substantial experience in anticipating and forecasting the costs associated with the operation of these longstanding businesses. In addition, due to the regulated nature of these businesses, the cost of service, including operating costs associated with the plant assets, is heavily scrutinized and compared to the efficiencies of other like businesses.

                  The forecast process involves detailed budgeting of expenses around a rigorous plan for each business. The most volatile imputs, demand and usage, are constructed using various scenarios of customer demand and usage. Putting aside extremely unusual weather conditions, or some unknown change in regulation or legislation, the Applicants can predict with reasonable certainty their financial results.
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Catherine A. Fisher
November 15, 2001
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                  While there are a number of assumptions that could cause
actual results to differ, these projections represent management's best judgment based on a set of conservative assumptions as explained below.1

Assumptions Underlying Projections

         GasCo Projections

                  The GasCo operations will be largely unaffected by the Electric Restructuring and the subsequent GasCo Separation. The local distribution companies ("LDCs") have operated for many years, and projections of their revenues are based on historical trends in business growth. The projections do not reflect abnormal years with unusual weather or significant gas pricing swings. Over the next few years, no significant change from cost-of-service ratemaking is expected in any of the jurisdictions in which the LDCs operate, nor are there other anticipated events that would modify past trends. The projections also reflect anticipated economic conditions in each of the service areas, which will influence not only the level of overall consumption but also the level of consumption per customer. Changes in those conditions can cause actual results to vary from the projections, as can unusual weather conditions. In particular, unusually hot or cold winters can result in dramatic year to year revenue changes.

                  Fuel cost projections have been based on estimates of gas costs expected for each of the LDC systems. These systems are located in different geographic areas, with differences in proximity to multiple gas sources and different storage and transportation arrangements. It follows that gas costs are not uniform among the systems, and estimates will vary between the systems as a result of these various considerations. Arkla and Entex, which are located along the Gulf Coast in close proximity to significant gas production and transportation facilities, enjoy the benefits of significant competition among suppliers. Minnegasco has fewer pipeline supply options and is farther away from production ing fields. Also, Minnegasco maintains relatively high-cost propane injection facilities to respond to the significant winter peaks that its very cold service territory can generate.


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     (1) The Application identifies state or federal legislative and regulatory developments, including deregulation, re-regulation and restructuring of the electric utility industry and changes in or application of environmental and other laws and regulations to which Applicants are subject; industrial, commercial and residential growth in the service territories; weather variations and other natural phenomena; and political, legal and economic conditions and developments.




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Catherine A. Fisher
November 15, 2001
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                  Finally, gas cost and revenue projections do not necessarily track one another from year to year due to the timing and cost differences that can be experienced over the winter heating season. Gas normally is purchased for injection into storage in advance of the heating season but consumed throughout the ensuing year so gas-cost recovery generally lags fuel procurement costs. Although the precise mechanisms for gas cost recovery vary somewhat from jurisdiction to jurisdiction, it is assumed that in all jurisdictions the LDCs will be allowed to recover changes in gas costs on a relatively current basis so that net revenues ultimately should not be affected by changes in gas prices.

                  Arkla:

                  Arkla revenues assume a customer growth rate of 2.5% per year in Arkansas and 1.5% in Louisiana. Customer growth is assumed to be flat in Oklahoma and Texarkana. The Arkla distribution system is mostly rural, with Little Rock (where the majority of the growth is) and Shreveport being the two major metropolitan areas. Arkla's customer base is heavily residential, with commercial and industrial customers most prevalent near the larger cities and towns.

                  Entex:

                  Assumptions regarding Entex are based on a growth rate exceeding 1.5% in Texas (and more than 2% in the Houston/Texas Gulf Coast area, which represents two-thirds of Entex's customer base). Customer growth is approximately 1% in Mississippi and is flat in Louisiana. The Entex territory includes several large metropolitan areas, including Houston, Beaumont, Tyler and Laredo, Texas; Biloxi, Mississippi and Lake Charles, Louisiana.

                  Minnegasco:

                  Revenue projections are based on a customer growth rate in excess of 2% in metropolitan Minneapolis.

         Texas Genco and the T&D Utility Projections

                  REI has historically operated as a vertically-integrated electric utility company. Past revenues have been based primarily on retail sales to end use customers. REI has generated most of its power from its own resources, rather than buying from third parties. The wholesale power market that has existed to date is not representative of the market that will exist under deregulation.
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Catherine A. Fisher
November 15, 2001
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                  On or about January 1, 2002, REI's existing electric utility operations will be separated into three businesses: generation, transmission and distribution, and retail sales, as required by Texas law. Under the plan approved by the Texas Commission, Unregco will be the successor to REI as the retail electric provider ("REP") to customers in the Houston metropolitan area when the Texas market opens to competition in January 2002.2 The T&D Utility will be a subsidiary of Regco, and will retain its existing transmission and distribution businesses, which will remain subject to traditional utility rate regulation. Regco will also hold REI's Texas generation assets in Texas Genco LP ("Texas Genco"), a newly-formed indirect subsidiary. Both the T&D Utility and Texas Genco will be "electric utility companies" within the meaning of the Act; the REPs will not.

                  The T&D Utility

                  The T&D Utility will continue to be subject to cost-of-service rate regulation. By order dated October 4, 2001, the Texas Commission established rates for the restructured transmission and distribution business. Revenue projections for that business are based on those rates and assume a 2% annual customer growth and 3% annual load growth, based on past experience at REI. REI serves a compact service territory with large commercial and industrial loads, in addition to the residential load of a major metropolitan area. While the T&D Utility will not be responsible for the sale of power to these customers, virtually all of the power purchased by these customers -- regardless of source -- will be transported over the T&D Utility's transmission and distribution facilities and hence will produce revenues for the T&D Utility. Thus we anticipate that projections for the TDU business are reasonably accurate, based on stable rates and stable customer growth and assuming average weather.

                  Texas Genco

                  To facilitate a competitive market, each power generator, such as Texas Genco, that is affiliated with a transmission and distribution utility will be required to sell at auction 15% of the output of its installed generating capacity. The obligation continues until January 1, 2007, unless before that date the Texas Commission determines that at least 40% of the quantity of

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     (2) Unregco will provide these services through one or more subsidiary
REPs. The REPs will be power marketers. They will not be 1935 Act-jurisdictional electric utility companies because they do not own or operate physical facilities that are used for the generation, transmission or distribution of electric energy for sale. See Enron Power Marketing, SEC No-Action Letter (Jan. 5, 1994). See also Holding Co. Act Rule 58(b)(1)(v) (exempting investments in certain non-utility companies, including companies that derive substantially all of their revenues from the brokering and marketing of energy commodities).



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Catherine A. Fisher
November 15, 2001
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electric power consumed in 2000 by residential and small commercial customers in the utility's service area is being served by REPs not affiliated with the incumbent utility.

                  The price of electricity is not regulated and so may be subject to change depending on, among other things, the supply of generating capacity available within Texas and the recent volatility in natural gas prices. Prices received in the initial auctions have been lower than originally anticipated. Those prices are reflected in the Texas Genco projections. Power price projections beyond the initial bid prices are based on the forward price curves for natural gas that REI uses for its internal planning purposes. The cost of Natural Gas and Fuel Purchased is based on a detailed model of the costs associated with the level of energy needed for the revenue forecast. Net revenues will not be materially impacted by our assumptions related to future gas costs.

                  The Texas Act provides a mechanism that nominally ensures a cost-based type of rate of return for Regco until 2004. Briefly stated, Section 39.251(a) of the Texas Act establishes the right of a Texas utility to recover "all of its net, verifiable, nonmitigatable stranded costs incurred in purchasing power and providing electric generation service." The Texas Act contemplates that Regco will use certain statutory tools to mitigated "excess costs over market" ("ECOM") until 2004 when the Texas Genco and the T&D Utility will jointly file to finalize their "stranded costs."

                  Prior to 2004, Section 39.262 authorizes an affiliated power generation company such as Texas Genco to "reconcile, and either credit or bill" the T&D Utility for "any difference between the price of power obtained through the capacity auctions . . . and the power cost projections that were employed for the same time period in the ECOM model to estimate stranded costs."

                  To paraphrase, during this interim period, there will be accounting entries to compensate Regco for any difference between the regulated return predicted by the Texas Commission's ECOM model and actual market prices. Low market prices, as determined through the Texas Commission-mandated auctions, will result in higher allowances for the T&D Utility under this accounting approach. Conversely, higher market prices for power will reduce the amount of this accounting entry at the T&D Utility. The result for the period from 2002 to 2004 will be a regulated-type return on the Texas Genco and T&D Utility assets, even though market prices may be low. The difference between actual revenues and the amounts determined pursuant to the ECOM model will be recoverable by the T&D Utility in the stranded cost recovery process in 2004. It is anticipated that these costs will be recaptured pursuant to a securitization order of the Texas Commission.

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Catherine A. Fisher
November 15, 2001
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Use of Projections

                  Both Congress and the Commission have recognized the importance of forward-looking information in today's markets.(3) Particularly with respect to matters arising under the Act, the Commission has historically relied upon reasonable, good-faith projections as the basis for its findings under certain provisions:

                  o Section 7(d)(2) requires the Commission to consider whether a security is "reasonably adapted to the earning power of the declarant"(4)

                  o Section 10(c)(2) requires a showing of "economies and efficiencies" as the result of an acquisition(5)


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     (3)  The  Private  Securities  Litigation  Reform  Act of 1995  created a statutory safe harbor for certain forward-looking statements. Pub. L. No. 104-67, 109 Stat. 737. See Section 27A of the Securities Act of 1933. The legislation codified and expanded the Commission's long-standing administrative practice. See, e.g., SAR No. 6084 (June 25, 1979) (adopting Rule 175 under the Securities Act to provide a safe harbor for certain forward-looking statements made with a "reasonable basis" and in "good faith"). Most recently, Chairman Pitt has noted that it is often necessary to move beyond traditional cost-based accounting to provide meaningful information for investors. See Remarks Before the AICPA Governing Council, Miami Beach, Florida (October 22, 2001).

The disclosure of the underlying assumptions in this matter, and the conservative nature of those assumptions, establish that these are not the type of "smoke and mirrors" pro forma statements criticized recently by Commissioner Hunt. See Accountants as Gatekeepers - Adding Security and Value to the Financial Reporting System, Arlington, Virginia (Oct. 26, 2001). Further, Applicants will report, on an annual basis, the revenues of Regco and each of its utility subsidiary companies.

     (4) See, e.g.,  Utah Power & Light Company,  Holding Co. Act Release
No. 4716 (Nov. 30, 1943) ("In considering the issues raised by Section 7(d)(2), it should be noted that, before Federal income taxes, it can be expected that gross income, during the immediate five post-war years as assumed by the company will average 2.35 times bond interest requirement and 1.91 times total debt interest requirements.") (emphasis added).

     (5) In American Electric Power Company, Holding Co. Act Release No. 20633 (July 21, 1978), the Commission discussed the use of projections:


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Catherine A. Fisher
November 15, 2001
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                  o   Section 11(b)(1)(A) requires a threshold showing of a loss of "substantial economies" by a registered holding company seeking to retain an additional integrated public-utility system.

The Commission has also relied on projections in other contexts, including exemption under Section 3(a) of the Act, in which it was impossible or impractical to use historic figures. Thus, for example, in cases involving a start-up or newly-privatized utility for which there was no "track record" of revenues, the Commission has relied on projections.6

                  The question is not the propriety of relying on assumptions but rather whether there is a good-faith basis for those projections.7 For the reasons set forth above, although the Applicants cannot predict with mathematical certitude the actual results, they have attempted to forecast with reasonable accuracy these financial results.8

Conclusion

                  As explained more fully in the Application, the Electric Restructuring will fundamentally alter the way in which electric utility operations are conducted in that state. Because of these changes, which are required by Texas law, it is necessary to rely on projections, as well as historical financial statements, in assessing the ability of Regco to comply with the standards of Section 3(a)(1). For the reasons set forth above, we believe it is appropriate for the Commission to rely on Applicants' assumptions in this matter. If you have any questions, please call Jim at (202) 639-7792 or Joanne at (202) 639-7785.

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Traditionally, the required determination regarding a tendency toward efficiency and economy has been approached by attempting both to indentify the opportunities for savings

     (6) See, e.g., MCN Corporation, Memorandum Opinion and Order, Holding Co. Act Release No. 26576 (Sept. 17,
1996)

     (7) See, e.g., Southwestern Gas and Electric Company, Holding Co. Act Release No. 1931 (Feb. 13, 1940) (Commissioner Frank, concurring) (citing reliance on "reasonably foreseeable earnings" while noting that "foreseeable reductions in the rate base must be taken into account, since such reductions may reduce future earnings").

     (8) See Electric Power & Light Corporation, Holding Co. Act
Release No. 8889 (March 2, 1949) ("At best, in appraising the earnings to be expected a "prediction as to what will occur in the future, an estimate, as distinguished from mathematical certitude, is all that can be made."), quoting Consolidated Rock Products Co. v. Du Bois, 312 U.S. 510, 526 (1941).